                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2(b)
                                (AMENDMENT NO. 1)


                        TWEETER HOME ENTERTAINMENT GROUP
                                (NAME OF ISSUER)

                                  COMMON STOCK
                         (TITLE OF CLASS OF SECURITIES)

                                   901167-10-6
                                 (CUSIP NUMBER)

                                  JULY 16, 1998
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CUSIP NO.   901167-10-6

1.             NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                  Weston Presidio Offshore Capital C.V. ("WPOC")

2.              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                           (a) [ ]          (b) [x]

3.               SEC USE ONLY

4.               CITIZENSHIP OR PLACE OF ORGANIZATION
                  Netherlands Antilles

5.               SOLE VOTING POWER
                  Zero

6.               SHARED VOTING POWER
                  634,726

7.               SOLE DISPOSITIVE POWER
                  Zero

8.               SHARED DISPOSITIVE POWER
                  634,726

9.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  646,558 Shares

10.              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES
                          N/A

11.              PERCENT OF CLASS REPRESENTED BY ROW 9
                  10.60%

12.              TYPE OF REPORTING PERSON
                           PN

CUSIP NO.   901167-10-6

1.             NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                  Weston Presidio Capital Management LP ("WPCM")

2.              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                           (a) [ ]          (b) [x]

3.               SEC USE ONLY

4.               CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States

5.               SOLE VOTING POWER
                  Zero

6.               SHARED VOTING POWER
                  634,726 directly by WPOC. WPCM is a general partner of WPOC.

7.               SOLE DISPOSITIVE POWER
                  Zero

8.               SHARED DISPOSITIVE POWER
                  634,726 directly by WPOC. WPCM is a general partner of WPOC.

9.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  646,558 shares

10.              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES
                   N/A

11.              PERCENT OF CLASS REPRESENTED BY ROW 9
                  10.60%

12.              TYPE OF REPORTING PERSON
                  PN

CUSIP NO.   901167-10-6

1.              NAME OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                  Weston Presidio Offshore Management NV ("WPOM")

2.              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                           (a) [ ]          (b) [x]

3.               SEC USE ONLY

4.               CITIZENSHIP OR PLACE OF ORGANIZATION
                  Netherlands Antilles

5.               SOLE VOTING POWER
                  Zero

6.               SHARED VOTING POWER
                  634,726 directly by WPOC. WPOM is a general partner of WPOC.

7.               SOLE DISPOSITIVE POWER
                  Zero

8.               SHARED DISPOSITIVE POWER
                  634,726 directly by WPOC. WPOM is a general partner of WPOC.

9.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  646,558 shares

10.              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES
                  N/A

11.              PERCENT OF CLASS REPRESENTED BY ROW 9
                  10.60%

12.              TYPE OF REPORTING PERSON
                  PN

CUSIP NO.   901167-10-6

1.              NAME OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                  Michael F. Cronin

2.              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                           (a) [ ]          (b) [x]

3.               SEC USE ONLY

4.               CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States

5.               SOLE VOTING POWER
                  Zero

6.               SHARED VOTING POWER
                  634,726 directly held by WPOC. WPCM and WPOM are general partners of WPOC and Mr. Cronin is a general partner of both WPCM and WPOM.

7.               SOLE DISPOSITIVE POWER
                  Zero

8.               SHARED DISPOSITIVE POWER
                  634,726 directly held by WPOC. WPCM and WPOM are general partners of WPOC and Mr. Cronin is a general partner of both WPCM and WPOM.

9.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                  PERSON
                  646,558 shares

10.              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES
                  N/A

11.              PERCENT OF CLASS REPRESENTED BY ROW 9
                  10.60%

12.              TYPE OF REPORTING PERSON
                  IN

CUSIP NO.   901167-10-6

1.              NAME OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                  Michael P. Lazarus

2.              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                           (a) [ ]           (b) [x]

3.               SEC USE ONLY

4.               CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States

5.               SOLE VOTING POWER
                  Zero

6.               SHARED VOTING POWER
                  634,726 directly by WPOC. WPCM and WPOM are general partners of WPOC and Mr. Lazarus is a general partner of both WPCM and WPOM.

7.               SOLE DISPOSITIVE POWER
                  Zero

8.               SHARED DISPOSITIVE POWER
                  634,726 directly by WPOC. WPCM and WPOM are general partners of WPOC and Mr. Lazarus is a general partner of both WPCM and WPOM.

9.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  646,558 shares

10.              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES
                  N/A

11.              PERCENT OF CLASS REPRESENTED BY ROW 9
                  10.60%

12.              TYPE OF REPORTING PERSON
                  IN

CUSIP NO.   901167-10-6

1.             NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                  James B. McElwee

2.              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                           (a) [ ]          (b) [x]

3.               SEC USE ONLY

4.               CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States

5.               SOLE VOTING POWER
                  Zero

6.               SHARED VOTING POWER
                  634,726 directly by WPOC. WPCM and WPOM are general partners of WPOC and Mr. McElwee is a general partner of both WPCM and WPOM.

7.               SOLE DISPOSITIVE POWER
                  Zero

8.               SHARED DISPOSITIVE POWER
                  634,726 directly by WPOC. WPCM and WPOM are general partners of WPOC and Mr. McElwee is a general partner of both WPCM and WPOM.

9.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  646,558 shares

10.              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES
                  N/A

11.              PERCENT OF CLASS REPRESENTED BY ROW 9
                  10.60%

12.              TYPE OF REPORTING PERSON
                  IN

ITEM 1(a)         NAME OF ISSUER:

                     Tweeter Home Entertainment Group, Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                                    40 Hudson Road  Shawmut Park
                                    Canton, MA  02021
                                    C/O Jeff Stone President and CEO

ITEM 2(a)-(b)     NAME OF PERSON FILING:

                                    This statement is being filed by Weston
                                    Presidio Offshore Capital C.V. ("WPOC"), a limited partnership in the Netherlands Antilles, Weston Presidio Capital Management L.P. ("WPCM"), a Delaware Limited Partnership, Weston Presidio Offshore Management N.V. ("WPOM"), a limited partnership in the Netherlands Antilles, Michael F. Cronin, Michael P. Lazarus and James B. McElwee. WPCM and WPOM are the General Partners of WPOC; Michael F. Cronin, Michael P. Lazarus and James B. McElwee are the individual General Partners of WPCM; and Michael F. Cronin and Michael P. Lazarus are the individual General Partners of WPOM.

                                    Management of the business affairs of WPCM and WPOM, including decisions respecting disposition and/or voting of the Issuer's shares, is by majority decision of the general partners of WPCM and WPOM.

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                                    The address of the principal business office of the persons filing this statement are set forth in Exhibit B.

ITEM 2(c)         CITIZENSHIP:

                                    See row 4 of cover page for each person
                                    filing this statement.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                                    Common Stock

ITEM 2(e)         CUSIP NUMBER:

                                    901167-10-6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A :

                                    Not Applicable

ITEM 4.           OWNERSHIP:

                  (a) Amount Beneficially Owned:See Row 9 of cover page for each

                  (b)      Percent of Class:See Row 11 of cover page for each

(c)      Number of shares as to which such person has:

                           (i)      sole power to vote or to direct the vote:
                                    See Row 5 of cover page for each

                           (ii)     shared power to vote or to direct the vote:
                                    See Row 6 of cover page for each

                           (iii) sole power to dispose or to direct the disposition of: See Row 7 of cover page for each

                           (iv) shared power to dispose or to direct the disposition of : See Row 8 of cover page for each

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                                    Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                                    Under certain circumstances set forth in the limited partnership agreements of WPOC, WPCM and WPOM the general and limited partners of such entities may have the right to receive dividends from, or the proceeds from the sale of shares of Common Stock of Tweeter Home Entertainment Group, Inc. owned by such entity.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                                    Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                                    The reporting persons may be deemed to be a "group" for purposes of Section 13(d) and 13(g) of the Act and the rules thereunder; however, each of the reporting persons expressly disclaims any assertion or presumption that it or the other reporting persons constitute a "group". The filing of this statement should not be construed to be an admission that any of the reporting persons is a member of a "group" consisting of one or more persons.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                                    Not Applicable

ITEM 10.          CERTIFICATION:

                                    Not Applicable

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:             February 22, 1999

WESTON PRESIDIO OFFSHORE CAPITAL C.V.

By:               WESTON PRESIDIO CAPITAL MANAGEMENT , L.P.


By:               ______________________________
                  General Partner

WESTON PRESIDIO CAPITAL MANAGEMENT , L.P.


By:               ______________________________
                  General Partner


WESTON PRESIDIO OFFSHORE MANAGEMENT N.V.


By:               ______________________________
                  General Partner



______________________________
Michael F. Cronin



______________________________
Michael P. Lazarus



______________________________
James B. McElwee

                                    EXHIBIT A

               Agreement Relating to Joint Filing of Schedule 13G


                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Tweeter Home Entertainment Group, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:            February 22, 1999

WESTON PRESIDIO OFFSHORE CAPITAL C.V.

By:               WESTON PRESIDIO CAPITAL MANAGEMENT , L.P.


By:               ______________________________
                  General Partner

WESTON PRESIDIO CAPITAL MANAGEMENT , L.P.


By:               ______________________________
                  General Partner

WESTON PRESIDIO OFFSHORE MANAGEMENT N.V.


By:               ______________________________
                  General Partner



______________________________
Michael F. Cronin



______________________________
Michael P. Lazarus

______________________________
James B. McElwee

                                    EXHIBIT B

                  Principal Business Office of Reporting Person

1.                (a) Weston Presidio Offshore Capital C.V.
                  (b) One Federal Street  21st Floor
                        Boston, MA  02110-2004

2.                (a) Weston Presidio Capital Management, L.P.
                  (b) One Federal Street  21st Floor
                        Boston, MA  02110-2004

3.                (a) Weston Presidio Offshore Management N.V.
                  (b) One Federal Street  21st Floor
                        Boston, MA 02110-2004 C/O MeesPierson Trust Company Gosiraweg 6 Willemstad, Curacoa, N.A.

4.                (a) Michael F. Cronin
                  (b) Weston Presidio Capital Management , L.P.
                        One Federal Street  21st Floor
                        Boston, MA  02110-2004

5.                (a) Michael P. Lazarus
                  (b) Weston Presidio Capital Management, L.P.
                        343 Sansome Street   Suite 1210
                        San Francisco, CA  94104

6.                (a) James B. McElwee
                  (b) Weston Presidio Capital Management, L.P.
                        343 Sansome Street   Suite 1210
                        San Francisco, CA  94104